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Exhibit 21.1

Subsidiaries of the Company

Name	Jurisdiction of Incorporation
North America Subsidiaries:
2K Games, Inc.	Delaware
2K Marin, Inc.	Delaware
2K Play, Inc.	Delaware
2Ksports, Inc.	Delaware
Cat Daddy Games L.L.C.	Washington
Firaxis Games, Inc.	Delaware
Gathering of Developers, Inc.	Texas
Irrational Games, LLC	Delaware
Kush Games, Inc.	California
Rockstar Games, Inc.	Delaware
Rockstar New England, Inc.	Delaware
Rockstar San Diego, Inc.	Virginia
Rockstar Games Toronto ULC	British Columbia
Rockstar Games Vancouver ULC	British Columbia
Take 2 Productions, Inc.	Delaware
2K Vegas, Inc.	Delaware
Take-Two Interactive Canada, Inc.	Ontario
Visual Concepts Entertainment	California
WC Holdco, Inc.	New York
International Subsidiaries:
2K Australia Pty. Ltd.	Australia
2K Czech a.s.	Czech Republic
2K Games (Chengdu) Co., Ltd.	China
2K Games (Hangzhou) Co. Ltd.	China
2K Games (Shanghai) Co., Ltd.	China
Maxcorp Ltd.	Bermuda
Rockstar Leeds Ltd.	United Kingdom
Rockstar Lincoln, Ltd.	United Kingdom
Rockstar London, Ltd.	United Kingdom
Rockstar North Ltd.	United Kingdom
Take-Two Great Britain Ltd.	United Kingdom
Take-Two Asia Pte. Ltd.	Singapore
Take-Two Interactive Austria GmbH	Austria
Take-Two Interactive Benelux B.V.	Netherlands
Take-Two Interactive Espana S.L.	Spain
Take-Two Interactive France SAS	France
Take-Two Interactive Korea Ltd.	Korea
Take-Two Interactive Software Europe Ltd	United Kingdom
Take-Two Interactive Software Pty. Ltd.	Australia
Take-Two Interactive GmbH	Germany
Take-Two International SA	Switzerland
Take-Two Interactive Japan G.K.	Japan

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  Exhibit 21.1
Subsidiaries of the Company